EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KNOLOGY, INC.

1	NAME

The name of the corporation is Knology, Inc. (the “Corporation”).

2	REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

3	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the “DGCL”). The Corporation shall have all power necessary or helpful to engage in such acts or activities.

4	CAPITAL STOCK

4.1 Authorized Shares.

This Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation has authority to issue is four hundred twenty-four million (424,000,000) shares, each with a par value of $0.01 per share, consisting of:

(a)	One hundred and ninety-nine million (199,000,000) shares of Preferred Stock (“Preferred Stock”);

(b)	Two hundred million (200,000,000) shares of Common Stock (“Common Stock”); and

(c)	Twenty-five million (25,000,000) shares of Non-Voting Common Stock (“Non-Voting Common Stock”).

The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding plus the number of shares thereof reserved for issuance upon the conversion of shares of any other class or series) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

4.2 Common Stock.

4.2.1 Dividend Rights.

Holders of Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Corporation, ratably on a per share basis. The Board of Directors shall declare dividends and distributions with respect to the Common Stock when, as and if dividends or distributions are declared by the Board of Directors with respect to the Non-Voting Common Stock, with the same record and payment dates as the dividends and distributions declared with respect to the Non-Voting Common Stock and in an amount per share equal to the quotient of (x) the amount per share the holders of Non-Voting Common Stock are entitled to receive divided by (y) the Non-Voting Common Conversion Rate (as defined in Section 4.5(a)). The rights of the holders of Common Stock to receive dividends are subject to the rights of any Preferred Stock then outstanding.

4.2.2 Voting Rights.

Except as otherwise provided below (and elsewhere in this Article Four with respect to the Preferred Stock) or as otherwise required by applicable law, the holders of Common Stock shall vote as a single class on all matters to be voted on by the stockholders of the Corporation.

4.2.3 Liquidation.

Subject to the rights of any Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), the remaining assets and funds of the Corporation available for distribution, if any, shall be distributed among the holders of Common Stock and the holders of Non-Voting Common Stock in proportion to the number of shares of Common Stock held by each of them, treating each share of Non-Voting Common Stock as being equal to the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate.

4.3 Non-Voting Common Stock.

4.3.1 Dividend Rights.

Holders of Non-Voting Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Corporation, ratably on a per share basis. The Board of Directors shall declare dividends and distributions with respect to the Non-Voting Common Stock when, as and if dividends or distributions are declared by the Board of Directors with respect to the Common Stock, with the same record and payment dates as the dividends and distributions declared with respect to the Common Stock and in an amount per share equal to the product of (x) the amount per share the holders of Common Stock are entitled to receive multiplied by (y) the Non-Voting Common Conversion Rate. The rights of the holders of Non-Voting Common Stock to receive dividends are subject to the rights of any Preferred Stock then outstanding.

4.3.2 Voting Rights.

Except as otherwise required by applicable law, the holders of Non-Voting Common Stock shall not have any voting rights with respect to matters voted on by the stockholders of the Corporation.

4.3.3 Liquidation.

Subject to the rights of any Preferred Stock then outstanding, in the event of any Liquidation Event, the entire remaining assets and funds of the Corporation available for distribution, if any, shall be distributed among the holders of Common Stock and the holders of Non-Voting Common Stock in proportion to the number of shares of Common Stock held by each of them, treating each share of Non-Voting Common Stock as being equal to the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate.

4.4 Preferred Stock.

The Board of Directors expressly is authorized, subject to limitations prescribed by the DGCL and the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”), to provide (by resolution and by filing a certificate of designations pursuant to the DGCL) for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate (if any) on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of that series in the event of a Liquidation Event, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

4.5 Conversion of Non-Voting Common Stock to Common Stock.

(a) Conversion Event. Shares of Non-Voting Common Stock shall automatically be converted into shares of Common Stock, at a conversion rate of one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Non-Voting Common Stock and as provided in Sections 4.5(c), (d) and (e) (the “Non-Voting Common Conversion Rate”), immediately upon the transfer of such shares of Non-Voting Common Stock by SCANA Communications Holdings, Inc. or one of its affiliates (collectively, “SCANA”) to any person other than SCANA (a “SCANA Non-Affiliate”).

(b) Mechanics of Conversion. Upon the transfer of shares of Non-Voting Common Stock by SCANA to a SCANA Non-Affiliate, such shares of Non-Voting Common Stock shall be converted into Common Stock automatically without any further action by SCANA or the SCANA Non-Affiliate receiving such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by the SCANA Non-Affiliate of the certificates formerly representing shares of Non-Voting Common Stock at the office of the Corporation or any transfer agent for the Non-Voting Common Stock there shall be issued and delivered to such SCANA Non-Affiliate promptly at such office and in the name of the SCANA Non-Affiliate transferee as shown on such surrendered certificate or certificates duly endorsed by SCANA to such SCANA Non-Affiliate, a certificate or certificates for the number of shares of Common Stock into which the shares of Non-Voting Common Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay to such SCANA Non-Affiliate any cash due in lieu of fractional shares pursuant to Section 4.5(h). Until surrendered as provided above, each certificate formerly representing shares of Non-Voting Common Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(c) Adjustments to the Non-Voting Common Conversion Rate for Certain Events Affecting the Common Stock. If the Corporation shall at any time or from time to time declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), then the Non-Voting Common Conversion Rate in effect immediately before such event shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Non-Voting Common Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustments under this Section 4.5(c) shall become effective at the close of business on the date the event triggering the adjustment becomes effective.

(d) Reclassification, Exchange and Substitution. If, at any time or from time to time, the Common Stock, is changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than by a subdivision or combination of shares or a stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 4.5), then in any such event each holder of Non-Voting Common Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by a holder of the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate in effect immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(e) Reorganizations, Mergers or Consolidations. If, at any time or from time to time, there is (i) a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.5) or (ii) a consolidation or merger to which the Corporation is a party (other than where the Corporation is the continuing corporation after such consolidation or merger and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) (each a “Reorganization”), as a part of such Reorganization provision shall be made so that the holders of Non-Voting Common Stock shall be entitled to receive in respect of each share of Non-Voting Common Stock the number of shares of stock or property or other securities that a holder of the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate in effect immediately prior to such Reorganization would have been entitled to receive upon such Reorganization, except that any such shares of stock or other securities of the Corporation shall be non-voting until transferred to a SCANA Non-Affiliate, upon which transfer they shall acquire the same voting rights as the shares of stock or securities received by the holders of Common Stock.

(f) Certificate of Adjustment. In each case of an adjustment or readjustment of the Non-Voting Common Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the affected Non-Voting Common Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(g) Notices of Record Date. At least 20 days prior to (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any reclassification or recapitalization of the capital stock of the Corporation, (iii) any Reorganization of the Corporation, (iv) any sale or other disposition of all or substantially all of the assets of the Corporation, or (v) any Liquidation Event, the Corporation shall mail to each holder of Non-Voting Common Stock a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reclassification or recapitalization, Reorganization, sale, disposition or Liquidation Event is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reclassification, Reorganization, sale, disposition or Liquidation Event.

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Non-Voting Common Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Non-Voting Common Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock as determined in good faith by the Board on the date of conversion.

(i) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times, solely for the purpose of effecting the conversion of Non-Voting Common Stock, reserve and keep available out of its authorized but unissued shares of Common Stock a number of shares sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Non-Voting Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

4.6 General Provisions.

4.6.1 Notices.

Any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

4.6.2 Registration of Transfer.

The Corporation shall keep at its principal office (or shall appoint a transfer agent which shall keep) a register for the registration of the Preferred Stock, Non-Voting Common Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock, Non-Voting Common Stock or Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (or cause to be executed and delivered, in each case at the Corporation’ s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The Corporation shall not close its books against the transfer of shares of Common Stock, Non-Voting Common Stock or Preferred Stock in any manner which would interfere with the timely conversion of any shares of Common Stock, Non-Voting Common Stock or Preferred Stock.

4.6.3 Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, Non-Voting Common Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.6.4 Payment of Taxes.

The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Non-Voting Common Stock on accordance with Section 4.5 excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Non-Voting Common Stock so converted were registered.

4.6.5 No Dilution or Impairment.

The Corporation shall not amend this Certificate, as amended, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

4.7 Redemption.

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the good faith judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent, and only to the extent, necessary to prevent the loss or secure the reinstatement of any material license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

4.7.1 Redemption Price.

The redemption price of the shares to be redeemed pursuant to this Section 4.7.1 shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the greater of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares. The redemption price shall be payable on the Redemption Date.

4.7.2 Form of Payment.

At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof; provided that if a Disqualified Holder objects to payment in the form of Redemption Securities within 20 days of the proposed Redemption Date, such Disqualified Holder shall be paid in cash.

4.7.3 Selection of Redemption Shares.

If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

4.7.4 Notice of Redemption Date.

At least 30 days’ prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed.

4.7.5 Termination of Rights.

From and after the Redemption Date, provided that the redemption price therefor has been tendered by the Corporation, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption.

4.7.6 Definitions.

For purposes of this Section 4.7:

“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, is more likely than not to result, in the good faith judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4.7.4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; provided that if the Disqualified Holder challenges the good faith determination of the Board of Directors, the dispute shall be resolved by an investment banking firm of recognized national standing selected by the Disqualified Holder and acceptable to the Corporation, the fees of such investment banker to be borne by the Disqualified Holder.

“Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.7.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.7.4, at least equal to the price required to be paid pursuant to Section 4.7.1 (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

5	BOARD OF DIRECTORS

5.1 Classification.

5.1.1 Except as otherwise provided in this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by the Board of Directors of the Corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately by series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time by the Board of Directors to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2001 annual meeting of stockholders, each initial director in Class II shall hold office for a term expiring at the 2003 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Elections of directors need not be by written ballot.

5.1.2 Notwithstanding the foregoing provisions of this Section 5.1, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director’s earlier death, resignation or removal. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

5.2 Removal.

Except as otherwise provided pursuant to the provisions of this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than 66-2/3% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and only if notice of such proposal was contained in the notice of such meeting. At least 30 days prior to any meeting of stockholders where the removal of directors prior to expiration of their term in office will be considered, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filled in accordance with Section 5.3 hereof.

5.3 Vacancies and Change of Authorized Number.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a vote of the majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. In the event that one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect not earlier than the date on which such resignation or resignations shall become effective. Notwithstanding the foregoing, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Certificate, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof in office, or by a sole remaining director so elected. Each director chosen in accordance with this Section 5.3 shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

5.4 Directors Elected by Holders of Preferred Stock.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 5.1 unless expressly provided by this Certificate or the certificate of designations applicable thereto.

5.5 Limitation of Liability.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for liability under Section 174 of the DGCL; or (d) for any transaction from which the director received any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL. Any repeal or modification of this Section 5.5 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6	INDEMNIFICATION

6.1 Authorization of Indemnification

Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such Proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.2 Right of Claimant To Bring Action Against the Corporation

If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the

Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

6.3 Non-Exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4 Survival of Indemnification

The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

6.5 Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

7	SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be called at any time but only by (a) the chairman of the board of the Corporation or (b) a majority of the directors in office, although less than a quorum. The business which shall be conducted at any special meeting of the stockholders shall: (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, or (b) be brought before the meeting at the direction of the Board of Directors, or (c) be brought before the meeting by the presiding officer of the meeting provided that a majority of the directors then in office have approved, on the record, that such business be conducted at the meeting.

8	AMENDMENT OF CERTIFICATE OF INCORPORATION

Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 5, Section 6 or Section 7 hereof, and this Section 8. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law.

9	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), in order for the stockholders of the Corporation to amend or repeal the Bylaws, the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.

10	DURATION

The Corporation is to have perpetual existence.

11	CORPORATE ACTION OUTSIDE OF DELAWARE

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

12	LIMITATION ON STOCKHOLDER ACTION BY WRITTEN CONSENT

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors.